Exhibit 99.1
FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media Contact:

Applied Micro Circuits Corporation	Applied Micro Circuits Corporation
Bob Gargus	Gilles Garcia
Phone: (408) 542-8752	Phone: (408) 542-8687
E-Mail: bgargus@amcc.com	E-Mail: ggarcia@amcc.com
Wednesday, February 11, 2009
Company Press Release
APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES REDUCTION IN FORCE
SUNNYVALE, Calif., —February 11, 2009 — Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced compensation reductions and a reduction in its worldwide workforce which impacts slightly over 100 people. This is expected to reduce annual operating expenses by an estimated $14 million to $16 million for AMCC’s Fiscal Year 2010.
“We are committed to managing our Operating Expenses prudently through this economic downturn. We strive to remain, as much as possible, cash flow neutral. As a part of this, we have also sharpened our focus on key customers and key products. As a result, we are creating a more efficient R&D, SG&A, and operations team that will deliver best in class solutions to Process, Transport, and Store information. We are confident that our strategic capabilities remain intact and our sharpened focus will yield even more significant design wins than the ones we have already secured.” Said Kambiz Hooshmand, AMCC’s President and Chief Executive Officer.
AMCC Overview
AMCC is a global leader in energy efficient sustainable solutions to Process, Transport, and Store information for the next generation of internet data center and carrier central office. A leader in high speed signal processing, IP & Ethernet packet processing, storage controllers, and processors, AMCC’s patented innovations provide high value solutions in Telecom, Enterprise and Consumer Applications.
AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, but not limited to, statements regarding the expected costs of the Company’s restructuring plan and the anticipated reduction of ongoing operating expenses to the Company as a result of the plan. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the restructuring plan to the extent currently anticipated, possible changes in the size and components of the operating expense reductions, the impact of personnel reductions on product development efforts, the Company’s ability to project accurately cost savings and changes from the plan and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.